Exhibit 99.1

News Release

For Immediate Release

Cephalon and Eurand Announce Notification of Generic Filing for Cyclobenzaprine Hydrochloride Extended-Release Capsules

FRAZER, Pa., and PHILA., Pa., October 21, 2008 – Cephalon, Inc. (Nasdaq: CEPH) and Eurand NV (Nasdaq: EURX) today announced receipt of a Paragraph IV Certification Notice Letter on October 20, 2008 regarding an Abbreviated New Drug Application (ANDA) submitted to the U.S. Food and Drug Administration (FDA) by Mylan Pharmaceuticals, Inc., requesting approval to market and sell a generic version of the 15 mg and 30 mg strengths of AMRIX® (Cyclobenzaprine Hydrochloride Extended-Release Capsules). In the Notice Letter, Mylan alleges that the U.S. Patent Number 7,387,793, entitled “Modified Release Dosage Forms of Skeletal Muscle Relaxants,” issued to Eurand is invalid, unenforceable and/or will not be infringed by Mylan’s manufacture, use or sale of the product described in Mylan’s ANDA submission. The Eurand patent covers extended-release formulations containing the muscle relaxant cyclobenzaprine and expires on February 26, 2025.  Cephalon has a three-year period of marketing exclusivity for AMRIX that extends until February 2010.

Eurand, the developer of AMRIX, and Cephalon, the exclusive licensee and marketer of AMRIX in the United States, currently are reviewing the Notice Letter. By statute, if Eurand initiates a patent infringement lawsuit against Mylan within 45 days of the Notice Date, then the FDA would be automatically precluded from approving the Mylan ANDA until the earlier of a district court decision finding the patent invalid or not infringed or 30 months from the receipt of the Notice Letters by Eurand and Cephalon. The companies will work together to determine the most appropriate course of action.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction.  A member of the Fortune 1000, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. The company’s European headquarters are located in Maisons-Alfort, France.

The company’s proprietary products in the United States include: PROVIGIL® (modafinil) Tablets [C-IV], TREANDA® (bendamustine hydrochloride), FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX® (arsenic trioxide) injection, AMRIX, VIVITROL® (naltrexone for extended-release injectable suspension), GABITRIL® (tiagabine hydrochloride), NUVIGIL™ (armodafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

About Eurand

Eurand is a specialty pharmaceutical company that develops, manufactures and commercializes enhanced pharmaceutical and biopharmaceutical products based on its proprietary drug formulation technologies. Eurand has had four partnered products approved by the FDA since 2001 and has a pipeline of product candidates in development for itself and its collaboration partners. Eurand’s technology platforms include bioavailability enhancement of poorly soluble drugs, customized release, taste-masking/fast-dissolving formulations and drug conjugation.

Eurand is a global company with facilities in the U.S. and Europe. For more information, visit Eurand’s website at www.eurand.com.

Cephalon Forward-Looking Statement

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products; interpretation of clinical results; prospects for regulatory approval; manufacturing development and capabilities; legal matters, including whether the company will initiate a patent infringement lawsuit against Mylan; market prospects for its products; sales, adjusted net income and basic adjusted income per common share guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

Eurand Forward-Looking Statement

This release, and oral statements made with respect to information contained in this release, constitutes forward-looking statements.  Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets, or future development and/or otherwise are not statements of historical fact including whether the company will initiate a patent infringement lawsuit against the paragraph IV filer.  Any forward-looking statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements.  Forward-looking statements contained in this press release are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Actual events could differ materially from those anticipated in the forward-looking statements.

Cephalon Contacts:

Media:	Investor Relations:
Sheryl Williams	Chip Merritt
Cephalon, Inc.	Cephalon, Inc.
610-758-6493 (office)	610-738-6376 (office)
610-457-5257 (cell)	cmerritt@cephalon.com
swilliam@cephalon.com

Eurand Contact:

Bill Newbould	The Ruth Group
Eurand Pharmaceuticals, Inc.	Nick Laudico/Sara Ephraim
267-759-9335 (office)	646-536-7030/7002
610-203-7663 (cell)	nlaudico@theruthgroup.com
Bill.newbould@eurand.com	sephraim@theruthgroup.com

###